EXHIBIT F

                      [On Letterhead of Steven R. Suleski, Esq.]


                                                  February 23, 1999


          Securities and Exchange Commission
          Judiciary Plaza
          450 Fifth Street, N.W.
          Washington, D.C. 20549


                    Re:  Interstate Energy Corporation
                         Application-Declaration on Form U-1
                         SEC File Number 70-9401
                         -----------------------------------


          Ladies and Gentlemen:

                    I have acted as counsel for Interstate Energy Corporation, a Wisconsin corporation ("Interstate"), in connection with its Form U-1 Application/Declaration (File No. 70-9401), as amended (the "Declaration"), filed with the Securities and Exchange Commission (the "Commission") with respect to the proposed transactions described therein (the "Transactions"). In the Declaration authority is requested for Interstate to implement a shareowner rights plan (the "Plan") as described in the Declaration and embodied in a Rights Agreement (the "Rights Agreement") incorporated by reference thereto as Exhibit A-3 (the "Rights Agreement"). An Order was issued by the Commission with respect to the Transactions on January 15, 1999.

               Pursuant to the Plan, on January 20, 1999 the Board of Directors of Interstate declared a dividend (the "Dividend") distribution of one common share purchase right ("Right") for each outstanding share of common stock, par value $.01 per share ("Common Stock"), of Interstate. On February 22, 1999, Interstate issued the Dividend to holders of record of Common Stock on such date.

                    In connection with this opinion, I have examined originals or copies, certified or otherwise identified to my satisfaction, of such records of Interstate and such other documents, certificates and corporate or other records as I have deemed necessary or appropriate as a basis for the opinions set forth herein. In my examination, I have assumed the genuineness of all signatures, the legal capacity of all persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of documents submitted to me as certified or photostatic copies and the authenticity of the originals of such copies.


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                    Based on the foregoing, and subject to the assumptions
          and conditions set forth herein, and having regard to legal considerations which I deem relevant, I am of the opinion that:

                    1. No state commission has jurisdiction over the Transactions;

                    2. Interstate is a corporation validly organized and duly existing under the laws of the State of Wisconsin;

                    3. The Rights issued to holders of record on February 22, 1999, have been and Rights thereafter issued in accordance with the Rights Agreement will be validly issued and the holders of the Rights will be entitled to the rights and privileges appertaining thereto set forth in the Rights
          Agreement;

                    4. The shares of Common Stock when issued pursuant to the Plan will be validly issued, fully paid and nonassessable (except as provided in Section 180.0622(2)(b) of the Wisconsin Business Corporation Law), and the holders of such shares will be entitled to the rights and privileges appertaining thereto set forth in the certificate of incorporation of Interstate;

                    5. All state laws applicable to the Transactions have been complied with; however, I express no opinion as to need to comply with state blue sky laws;

                    6. The consummation of the Transactions does not violate the legal rights of the holders of any securities issued by Interstate or any associate company thereof; and

                    7. The Transactions have been carried out in accordance with the Declaration.

                    I hereby consent to the use of this opinion in connection with the Declaration.


                                                  Very truly yours,

                                                  /s/ Steven R. Suleski

                                                  Steven R. Suleski